UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

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Date of Report (Date of earliest event reported): July 7, 2015

LookSmart, Ltd.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-26357	13-3904355
(State or other jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

555 California Street #324 San Francisco, CA 94105 (Address of principal executive offices)		94105 (Zip Code)

 Registrant’s telephone number, including area code: (415) 348-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d 2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On July 7, 2015, LookSmart, Ltd. (the “Company”) received a letter from the NASDAQ Listing Qualifications Staff (the “Staff”) indicating that for the last 30 consecutive business days, the closing bid price of the Company’s common stock has been below $1.00 per share, the minimum closing bid price required by the continued listing requirements of NASDAQ, as set forth in Listing Rule 5550(a)(2) (the “Rule”). The notice does not otherwise impact the Company’s listing on NASDAQ at this time.

In accordance with Listing Rule 5810(c)(3)(A), the Company has been granted 180 calendar days, or until January 3, 2016, to regain compliance with the Rule (the “Compliance Period”). To regain compliance, the closing bid price of the Company’s common stock must be at least $1.00 per share for a minimum of 10 consecutive business days, but generally no more than 20 business days, during the Compliance Period.

If the Company does not regain compliance with the Rule by January 3, 2016 NASDAQ will provide written notification to the Company that its common stock may be delisted. However, the Company would be entitled to an additional 180-day period from January 3, 2016 to regain compliance, if, on January 3, 2016, the Company meets the continued listing requirement for market value of publicly held shares and all other initial listing standards for The NASDAQ Capital Market, with the exception of the bid price requirement. In that event the Company would need to provide written notice to NASDAQ of its intention to cure the deficiency during the second compliance period by effecting a reverse stock split, if necessary.

There is no assurance as to the price at which the Company’s common stock will trade. The Company intends to actively monitor the bid price for its common stock during the compliance period, and if the common stock continues to trade below the minimum bid price required for continued listing, the Company’s board of directors will actively consider its options to regain compliance with the continued listing requirements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

LookSmart, LTD

By:	/s/ Michael Onghai
Michael Onghai
Chief Executive Officer

Date: July 10, 2015